INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (the "Agreement") is entered into as of April 16, 2014between the following parties.

Assignor:        Todd Delmay, an individual.

Assignee:        The Luxurious Travel Corp., a Florida corporation with a principal place of business 1535 Jackson Street, Hollywood, FL 33020.

WHEREAS, the Assignor is the architect of a platform used for booking hotel reservations that serves as the basis for the business operated by the Assignee and associated intellectual property, (collectively, the "Intellectual Property"); and

WHEREAS, the Assignee is desirous of acquiring the Intellectual Property;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby mutually acknowledged, Assignor hereby transfers and assigns to Assignee all of the Assignor’s right, title and interest in and to the Intellectual Property. The parties agree as follows:

1.	Transfer of Intellectual Property.

The Assignor hereby transfers and assigns to Assignee all right, title, interest and goodwill in or associated with the Intellectual Property or proprietary rights based on or in any way related to the Intellectual Property, including specifically but not limited to any and all rights to Assignor’s concept of the platform and the business, and any and all rights to the concept of using the Intellectual Property to develop a business.

2.	Consideration.

In consideration of the assignment of the Intellectual Property, Assignee upon execution hereof shall pay Assignor the sum of Ten Dollars ($10.00), payable in U.S. currency.

3.	Effectuate Transfer.

Assignor agrees to cooperate with Assignee and to follow Assignee’s instructions in order to effectuate the transfer of the Intellectual Property in a timely manner.

4.	Representations and Warranties.

4.1 The Assignor hereby represents and warrants as follows:

4.1.1 the Assignor has full and unencumbered authority and right to enter into this Agreement, to otherwise carry out its obligations hereunder including specifically effecting the transfer and assignment contemplated hereunder and no rights of any third party is prejudiced due to the use of the Intellectual Property. There is no litigation or any other disputes arising from or relating to the Intellectual Property and to the best of Assignor’s knowledge the Intellectual Property does not infringe on the rights of any third party.

4.1.2 no consents or approvals of any other third party or government authority are necessary for Assignor to enter into and perform its obligations under this Agreement.

4.1.3 once this Agreement is duly executed by both parties, it will constitute a legal, valid and binding obligation of the Assignor and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.

4.1.4 the Assignor will not engage in any action that will be of detriment to the validity of the Intellectual Property after the completion of the assignment.

4.1.5 the execution, delivery and performance of this Agreement, and the transfer of the Intellectual Property contemplated hereby, will not constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any judgment or contract.

4.2 The Assignee hereby represents and warrants as follows:

4.2.1 the Assignee has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Assignee of this Agreement have been duly authorized by all necessary action on the part of the Assignee and no further action is required by the Assignee. This Agreement constitutes a legal, valid and binding obligation of the Assignee enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.

4.2.2 no consents or approvals of any other third party or government authority (including from stockholders or creditors of the Company) are necessary for Assignee to enter into and perform its obligations under this Agreement.

4.2.3 once this Agreement is duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignee and is enforceable against it in accordance with its terms.

4.2.4 the execution, delivery and performance of this Agreement, and the transfer of the Intellectual Property contemplated hereby: (i) constitute a violation of or conflict with the Articles of Incorporation, Bylaws or any other organizational or governing documents of the Company; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract to which Company is a party; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any judgment.

5.	Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws. The parties further agree that any action between them shall be heard in Broward County, Florida and expressly consent to the jurisdiction and venue of the State Court sitting in Broward County, Florida and the United States District Court for the Southern District of Florida for the adjudication of any civil action asserted pursuant to this Agreement. By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

6.	Amendment and Supplement.

This Agreement may be amended or supplemented (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Assignor and the Assignee.

7.	Severability.

If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental authority of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

8.	Execution.

This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

9.	Further Assurances.

The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

IN WITNESS WHHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

Todd Delmay	The Luxurious Travel Corp.

/s/ Todd Delmay	/s/ Todd Delmay
	By:	Todd Delmay
	Its:	Chief Executive Officer